                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sections 240.14a-11(c) or 240.14a-12

                          Watson Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

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

                          WATSON PHARMACEUTICALS, INC.
                               311 BONNIE CIRCLE
                            CORONA, CALIFORNIA 92880

                                 April 10, 2000

Notice of Annual Stockholders' Meeting:

     You are hereby notified that the 2000 Annual Meeting of Stockholders (the "Meeting") of Watson Pharmaceuticals, Inc. (the "Company") will be held at the Westin South Coast Plaza located at 686 Anton Boulevard, Costa Mesa, California at 9:00 a.m. local time, on Tuesday, May 9, 2000, for the following purposes:

          1. To elect two (2) directors to hold office until the 2003 Annual Meeting.

          2. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the year ending December 31, 2000.

          3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 20, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting.

     You are urged to attend the Meeting in person. Whether or not you expect to be present in person at the Meeting, please vote, sign and date the enclosed proxy and return it in the envelope provided.

                                          By Order of the Board of Directors

                                          /s/ Robert C. Funsten

                                          Robert C. Funsten
                                          Secretary

                          WATSON PHARMACEUTICALS, INC.
                               311 BONNIE CIRCLE
                            CORONA, CALIFORNIA 92880

                            ------------------------

                      2000 ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 9, 2000
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

GENERAL

     This Proxy Statement and the accompanying proxy are furnished to stockholders of Watson Pharmaceuticals, Inc. (the "Company") in connection with the solicitation of proxies by the Company's Board of Directors for use at the 2000 Annual Meeting of Stockholders (the "Meeting") to be held at the Westin South Coast Plaza located at 686 Anton Boulevard, Costa Mesa, California at 9:00 a.m. local time, on May 9, 2000, for the purposes set forth in the accompanying Notice of Meeting. This Proxy Statement, the form of proxy included herewith and the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1999 are being mailed to stockholders on or about April 10, 2000.

     Stockholders of record at the close of business on March 20, 2000 are entitled to notice of and to vote at the Meeting. On such date there were outstanding 96,342,266 shares of the Company's common stock, par value $0.0033 per share (the "Common Stock"). The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Meeting is necessary to constitute a quorum. In deciding all questions, each holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share held on the record date.

     The information contained in this Proxy Statement relating to the occupations and security holdings of directors and officers of the Company and their transactions with the Company is based upon information received from each individual as of March 20, 2000. All shares of Common Stock and options or warrants to acquire Common Stock reported in this Proxy Statement reflect the two-for-one stock split, effected in the form of a 100% stock dividend on October 29, 1997.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

     All expenses incurred in the solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited on behalf of the Company by directors, officers and employees of the Company. Following the original mailing of the proxies and other soliciting materials, employees of the Company will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Common Stock and to request authority for the exercise of proxies. In such cases, the Company, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

     Votes cast by proxy or in person at the Meeting will be tabulated by the election inspector appointed for the Meeting who will determine whether or not a quorum is present. Neither the Company's Articles of Incorporation, By-Laws nor Nevada corporate statutes addresses the treatment and effect of abstentions and broker non-votes; the election inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     A properly executed proxy will be voted in the manner directed by the stockholder submitting the proxy. If no direction is made, such proxy will be voted FOR the election of both nominees named under the caption "Election of Directors" as set forth therein as directors of the Company and FOR the ratification of the selection of PricewaterhouseCoopers LLP as independent accountants. Any proxy may be revoked by the stockholder at any time prior to the voting thereof by notice in writing to the Secretary of the Company. A proxy will also be revoked if the stockholder attends the meeting in person and votes. A later dated proxy will revoke a prior dated proxy.

     As of the date of this Proxy Statement, the Board of Directors knows of no other business that will be presented for consideration at the Meeting. If other proper matters are presented to the Meeting, however, it is the intention of the proxy holders named in the enclosed form of proxy to take such actions as shall be in accordance with their best judgment.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     Two directors are to be elected by a plurality of the stockholder votes cast at the Meeting to serve until the 2003 Annual Meeting and until their successors are elected and qualify. The Class II directors, Ronald R. Taylor and Andrew L. Turner are nominees for directorship. Alec D. Keith, a Class II director is not a nominee for directorship. The Board would like to extend its thanks to Dr. Keith for all of his past contributions and dedication to the Company. The Board would also like to announce the election of Fred G. Weiss as a Class III director of the Company effective February 2000. The Class III directors, Allen Y. Chao, Ph.D., Michel J. Feldman and Fred G. Weiss are scheduled to serve as directors until the 2001 Annual Meeting. The Class I directors, Michael J. Fedida and Albert F. Hummel are scheduled to serve as directors until the 2002 Annual Meeting.

     The Articles of Incorporation provide that three directors will serve in each of the three classes. There are only two directors in Class II who are nominated for election at the Annual Meeting. The Board has been engaged in the ongoing process of considering potential nominees for vacancies. When the Board has located qualified candidates, it expects to either fill the remaining Class I and II positions or to nominate appropriate candidates for election at a subsequent meeting of stockholders.

     THE ENCLOSED PROXY CANNOT BE VOTED FOR A GREATER NUMBER OF PERSONS THAN TWO, BEING THE NUMBER OF NOMINEES NAMED IN THIS PROXY STATEMENT.

     Information about the nominees for director and other directors whose term of office will continue after the Annual Meeting is set forth in the following paragraphs.

NOMINEES FOR TERMS EXPIRING AT THE 2000 MEETING:

RONALD R. TAYLOR                                             Director since 1994

     Ronald R. Taylor, 52, has been a consultant to Cardinal Health, Inc. ("Cardinal Health"), a leading provider of health-care products and services, since May 1996. Mr. Taylor was a founder and was formerly Chairman of Pyxis Corporation, a developer and marketer of systems designed to manage drugs and supplies, from 1987 until 1996, at which time Pyxis Corporation became a wholly owned subsidiary of Cardinal Health. Since April 1, 1998, Mr. Taylor has been a general partner of Enterprise Partners Venture Capital, a venture capital firm. He is a Board member of Cavanaugh's Hospitality Corporation, a hotel company, and Medica Logic, Inc., a healthcare information company.

ANDREW L. TURNER                                             Director since 1997

     Andrew L. Turner, 53, is the founder of Sun Healthcare Group, Inc. ("Sun Healthcare"), a diversified international long-term care provider, and has been the Chairman and Chief Executive Officer of Sun Healthcare since its formation in 1989. Sun Healthcare filed for Chapter 11 Bankruptcy in 1999. Mr. Turner also founded and previously served as Chief Operating Officer of Horizon Healthcare Corporation, also a health care services provider, from 1986 to 1989. Mr. Turner is the President of Rio Ranchito, Inc. and serves on the board of directors of The Sports Club Co., Sun Health Systems, Alpha Healthcare (Australia), and The Armand Hammer United World College.

     The Board of Directors knows of no reason why either of the foregoing nominees will be unavailable to serve, but, in the event of any such unavailability, the proxies received will be voted for such substitute nominees as the Board of Directors may recommend.

DIRECTORS WHOSE TERMS EXPIRE IN 2001:

ALLEN Y. CHAO, PH.D.                                         Director since 1985

     Allen Y. Chao, 54, a co-founder of the Company, has been Chief Executive Officer of the Company since 1985, Chairman of the Company since May 1996 and President of the Company since February 1998. Dr. Chao also serves on the Board of Directors of Somerset Pharmaceuticals, Inc. ("Somerset"), which is fifty percent (50%) owned by the Company. Dr. Chao served as Director of Pharmaceutical Technology and Packaging Development at Searle Laboratories, Inc. from September 1979 to August 1983, where he had overall responsibility for new product implementation and new pharmaceutical technology development. He received a Ph.D. in industrial and physical pharmacy from Purdue University in 1973.

MICHEL J. FELDMAN                                            Director since 1985

     Michel J. Feldman, 57, is a member of the law firm of D'Ancona & Pflaum LLC, Chicago, Illinois, where he has practiced since June 1991. D'Ancona & Pflaum LLC provides legal services to the Company. Mr. Feldman served as the Secretary of the Company from 1995 to 1998. From 1977 to 1981, Mr. Feldman was President and Chief Executive Officer of Avanti Communications, a cellular antenna manufacturer, which was acquired in 1981 by The Allen Group, Inc. Mr. Feldman is also a director of Neff Motivation, Inc., a private corporation which manufactures and markets award recognition products. Mr. Feldman received a B.S.B.A. from Northwestern University in 1965 and a J.D. from Northwestern University School of Law in 1968 and is a Certified Public Accountant.

FRED G. WEISS                                                Director since 2000

     Fred G. Weiss, 58, has been the managing director of FGW Associates since 1997. Mr. Weiss served as Vice President, Planning, Investment and Development of Warner-Lambert from 1983 to 1996 and prior to that served as Vice President and Treasurer of Warner-Lambert from 1979 to 1983 where he was involved in both strategic planning and corporate development. Mr. Weiss is also a director of numerous Merrill Lynch-sponsored mutual funds. Mr. Weiss was a member of the board of Glaxo Wellcome/Warner-Lambert OTC Joint Venture, Warner-Chilcott plc and Noven Pharmaceuticals, Inc. He received a B.S. from the Wharton School at the University of Pennsylvania in 1963 and an M.B.A. from the University of Chicago in 1967.

DIRECTORS WHOSE TERMS EXPIRE IN 2002:

MICHAEL J. FEDIDA                                            Director since 1995

     Michael J. Fedida, 53, a registered pharmacist, has served for the past thirteen years as an officer and director of several retail pharmacies wholly or partially owned by him. Mr. Fedida served on the Board of Directors of Circa Pharmaceuticals, Inc. ("Circa"), from 1988 to 1995, at which time Circa was acquired by the Company.

ALBERT F. HUMMEL                                             Director since 1986

     Albert F. Hummel, 55, has been a director of the Company since March 1986, except for a period from July 1991 to October 1991, and is currently a partner in Affordable Residential Communities, a property management firm. Additionally, Mr. Hummel is President of Pentech Pharmaceuticals, Inc., a development stage pharmaceutical company. Mr. Hummel received a B.S. from St. Joseph's College in 1967 and an M.B.A. from the University of Chicago in 1969.

BOARD AND COMMITTEE MEETINGS

     The Board of Directors of the Company held ten meetings, and executed one Unanimous Consent in Lieu of Special Meeting, during the fiscal year ended December 31, 1999. Each director attended at least 75% of all Board and applicable Committee meetings except Mr. Hummel.

     The Company has an Audit Committee composed of Michael J. Fedida, Albert F. Hummel, Ronald R. Taylor and Andrew L. Turner. During the fiscal year ended December 31, 1999, the Audit Committee met four times. The function of the Audit Committee, as outlined in the Charter of the Audit Committee, is to assist the Board in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Company to any governmental body or the public; the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Company's auditing, accounting and financial report processes generally. The Audit Committee's primary duties and responsibilities are to: (i) serve as an independent and objective party to monitor the Company's financial reporting process and internal control systems;
(ii) review and appraise the audit efforts of the Company's independent accountants and internal auditing department; and (iii) provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board.

     The Company has a Compensation Committee composed of Michael J. Fedida, Ronald R. Taylor and Andrew L. Turner. The Compensation Committee met five times and executed ten Unanimous Consents in Lieu of Special Meetings during the fiscal year ended December 31, 1999. The function of the Compensation Committee as outlined in the Charter of the Compensation Committee is to (i) determine the compensation policies applicable to the senior executive officers of the Company; (ii) determine the actual compensation of the Chief Executive Officer of the Company; (iii) administer the Company's 1991 Stock Option Plan ("1991 Plan"), including approval of stock options thereunder; and (iv) administer the Company's 1995 Non-Employee Directors' Plan ("1995 Plan").

     The Company does not have a Nominating Committee. Nominations of directors by stockholders must be in writing and delivered to the Secretary of the Company at the principal executive offices of the Company no more than 90 days and no less than 60 days prior to the Annual Meeting and otherwise in accordance with the By-Laws.

                            DIRECTORS' COMPENSATION

     All Company directors who are not full-time employees of the Company received a director's fee of $25,000 for 1999. In addition, directors were also paid $500 for each Committee meeting of less than one-half day, and $1,000 for each Committee meeting of more than one-half day. All directors were reimbursed for expenses incurred in connection with attending Board and Committee meetings. Michel J. Feldman's law firm receives his director's fee. Additionally, Alec D. Keith has a consulting agreement with the Company in which Dr. Keith provides two days of consulting services to the Company each month in exchange for $2,000, plus an additional $1,000 for each additional day his services are required.

     Pursuant to the 1995 Plan, on the day following each annual Stockholders' meeting of the Company, each non-employee director elected or re-elected at such meeting receives nonstatutory options to purchase 10,000 shares of the Company's common stock multiplied by the number of years for which such director was elected or re-elected (the "Reoccurring Grants"). The purchase price is equal to 100% of the fair market value of the Company's common stock on the date of the option grant. The Reoccurring Grants become exercisable at a rate of 10,000 shares after the completion of each full year of the director's elected term The following table sets forth the options granted under the 1995 Plan from January 1, 1999 to December 31, 1999.

                                                NUMBER OF SHARES
                                               UNDERLYING OPTIONS   EXERCISE PRICE
                    NAME                           GRANTED(1)         PER SHARE      DATE OF GRANT
                    ----                       ------------------   --------------   -------------
Michael J. Fedida............................        30,000            $42.0625         5/4/99
Albert F. Hummel.............................        30,000            $42.0625         5/4/99

---------------
(1) Reflects the amount of 10,000 shares for each year of the three-year term to which the director was elected.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 ("Exchange Act") requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") reports of ownership and changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that during the 1999 fiscal year all filing requirements applicable to its officers, directors and greater-than-10% beneficial owners were complied with.

                      HOLDINGS OF STOCKHOLDERS, DIRECTORS
                             AND EXECUTIVE OFFICERS

     The following table sets forth, as of March 20, 2000, the name, address (where required) and holdings of each person (including any "group" as defined in Section 13(d)(3) of the Exchange Act) known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, and the amount of Common Stock beneficially owned by each of the directors and Named Executive Officers (as defined under "Executive Compensation") of the Company, and by all directors and executive officers (including Named Executive Officers) of the Company as a group.

                                                           AMOUNT AND NATURE
                                                             OF BENEFICIAL       PERCENT
                NAME OF BENEFICIAL OWNER                     OWNERSHIP(1)        OF CLASS
                ------------------------                   -----------------    ----------
Brinson Partners, Inc. ..................................      5,410,400(2)        5.6%
  209 South LaSalle
  Chicago, IL 60604
UBS AG...................................................      5,533,730(2)        5.7%
  Bahnhofstrasse 45
  8021, Zurich, Switzerland
Allen Y. Chao, Ph.D. ....................................      4,240,426(3)(4)     4.4%
David C. Hsia, Ph.D. ....................................      2,152,922(3)(5)     2.2%
Alec D. Keith, Ph.D. ....................................        512,600(6)          *
Albert F. Hummel.........................................        484,766(7)          *
Michael J. Fedida........................................         55,200(8)          *
Michel J. Feldman........................................         56,000(9)          *
Ronald R. Taylor.........................................         30,000(10)         *
Andrew L. Turner.........................................         45,120(11)         *
Fred G. Weiss............................................              0             *
G. Frederick Wilkinson...................................        124,908(12)         *
Michael E. Boxer.........................................         35,557(10)         *
Robert C. Funsten........................................         14,999(10)         *
All current directors and executive officers of the
  Company (13 persons)...................................      7,539,641(4)-(13)    7.8%

---------------
  * Represents less than 1%

 (1) Unless otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the Company believes the persons named in this table have sole voting and investment power with respect to all shares of Common Stock reflected in this table.

 (2) Based upon a Schedule 13G jointly filed with the SEC on February 4, 2000 by Brinson Partners, Inc., an indirect wholly-owned subsidiary of UBS AG, and UBS AG report holdings in accounts (each holding less than 5%) managed on a discretionary basis and disclaiming group membership.

 (3) Allen Y. Chao and Phylis Hsia are siblings. David C. Hsia is married to Phylis Hsia.

 (4) Includes 709,800 shares of Common Stock subject to exercisable options, 1,591,426 shares of Common Stock held by Allen Chao Interests, Ltd., a partnership in which Dr. Chao is a controlling partner, 950,646 shares of Common Stock held by MAL Investment Company, a corporation of which Dr. Chao is a controlling stockholder, and 988,554 shares of Common Stock held by the Allen Chao and Lee Hwa Chao Family Trust.

 (5) Includes 171,000 shares of Common Stock subject to exercisable options and 60,000 shares of Common Stock held by Dr. Hsia, 40,000 shares of Common Stock held by David and Phylis Hsia Charitable Remainder Trust, 1,095,468 shares of Common Stock held by Hsia Interests, Ltd., a family partnership, and 786,454 shares of Common Stock held by the Hsia Family Trust. Excludes 87,750 shares of Common Stock held in irrevocable trusts for the benefit of Dr. and Mrs. Hsia's children over which Dr. and Mrs. Hsia have no voting or investment power.

 (6) Includes 30,000 shares of Common Stock subject to exercisable options and 482,600 shares of Common Stock held by Dr. Keith. Mr. Hummel, a director of the Company, also has an exercisable option to purchase 264,000 shares of Common Stock from Dr. Keith.

 (7) Includes 460,534 shares of Common Stock subject to exercisable options and 24,232 shares of Common Stock held by Mr. Hummel. Mr. Hummel has exercisable options to purchase 264,000 and 132,000 shares of Common Stock from Dr. Keith and Dr. Wallace C. Snipes (a former officer of the Company), respectively.

 (8) Includes 46,600 shares of Common Stock subject to exercisable options and 8,600 shares of Common Stock held by Mr. Fedida.

 (9) Includes 55,000 shares of Common Stock subject to exercisable options and 1,000 shares of Common Stock held by Ercelle Feldman, the wife of Michel J. Feldman, for which Mr. Feldman disclaims beneficial ownership.

(10) Comprises shares of Common Stock subject to exercisable options.

(11) Includes 20,000 shares of Common Stock subject to exercisable options and 25,120 shares of Common Stock held by the Andrew L. and Nora L. Turner Trust, of which Andrew L. Turner is Trustee.

(12) Includes 123,558 shares of Common Stock subject to exercisable options and 1,350 shares of Common Stock held by Mr. Wilkinson.

(13) Excludes Mr. Hummel's options to acquire 264,000 shares from Dr. Keith.

                 PROPOSAL NO. 2 -- RATIFICATION OF SELECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of PricewaterhouseCoopers LLP has audited the books and records of the Company since its inception and the Board of Directors will recommend at the Meeting that the stockholders ratify the selection of PricewaterhouseCoopers LLP to audit the accounts of the Company for the current fiscal year. Representatives of that firm are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP.

                             EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid or accrued to Allen Y. Chao, Ph.D., for services rendered for the year ended December 31, 1999 as the Company's Chairman of the Board, Chief Executive Officer and President, and to each of the other executive officers of the Company whose total annual salary and bonus exceeded $100,000 ("Named Executive Officers") for services in the capacity indicated.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                         AWARDS
                                                                      ------------
                                                ANNUAL COMPENSATION    SECURITIES
          NAME AND PRINCIPAL                    -------------------    UNDERLYING     ALL OTHER
              POSITION(1)                YEAR    SALARY     BONUS       OPTIONS      COMPENSATION
          ------------------             ----   --------   --------   ------------   ------------
Allen Y. Chao, Ph.D....................  1999   $710,133   $      0     100,000        $16,618
  Chairman of the Board, Chief
  Executive                              1998    500,000    400,000     100,000         15,392
  Officer and President(1)(2)(3)(4)      1997    400,000    400,000     100,000          8,650
David C. Hsia, Ph.D....................  1999    213,479          0      15,000          6,518
  Senior Vice President, Scientific
  Affairs and                            1998    219,475     35,000      10,000          5,911
  Generic Product Development(1)(2)(5)   1997    200,000     50,000           0          4,750
G. Frederick Wilkinson.................  1999    261,173          0     130,000         11,548
  Chief Operating Officer and Senior
  Vice-                                  1998    211,000     52,750      25,000         10,828
  President, Sales and
  Marketing(1)(3)(6)                     1997    200,000    100,000      60,000         10,750
Michael E. Boxer.......................  1999    226,923          0      95,000         21,646
  Senior Vice President                  1998     88,462     30,000     100,000         86,269
  and Chief Financial Officer(1)(7)
Robert C. Funsten......................  1999    207,115          0      40,000          5,329
  Senior Vice President,                 1998     81,827     22,000      50,000             59
  General Counsel and Secretary(1)(8)

---------------
(1) Dr. Chao, Dr. Hsia, Mr. Wilkinson, Mr. Boxer, and Mr. Funsten have entered into employment agreements with the Company. Please refer to "Employment Agreements" below for details.

(2) Pursuant to bonus formulas established by the Company's Compensation Committee, Dr. Chao received annual bonuses in 1998 and 1997, based upon net after-tax earnings of the Company and at the discretion of the Compensation Committee. Bonuses paid to Dr. Hsia in 1998 and 1997 were based on the satisfaction of certain criteria set by the Company's Chief Executive Officer.

(3) Dr. Chao and Mr. Wilkinson serve on the Board of Directors of Somerset, a joint venture which is 50% owned by the Company. Dr. Chao has served on the Somerset Board of Directors since 1995 and received director fees of $12,000 in each of 1999, 1998 and 1997. In 1997, Mr. Wilkinson joined the Board of Directors of Somerset. In 1997 he received director fees from Somerset in the amount of $6,000 and in each of 1999 and 1998 received director fees from Somerset in the amount of $12,000. These fees to Dr. Chao and Mr. Wilkinson were not paid by the Company and so have not been included in the Summary Compensation Table.

(4) Salary reported in 1999 includes $109,748 cash in lieu of accrued vacation. Other compensation to Dr. Chao in 1999, 1998 and 1997 includes the Company's 401(k) contributions on behalf of Dr. Chao. Additionally, other compensation in 1999, 1998 and 1997 to Dr. Chao includes car allowances of $8,450, $7,800 and $3,900, respectively.

(5) Salary reported in 1998 includes $11,267 cash in lieu of accrued vacation. Other compensation to Dr. Hsia in 1999, 1998 and 1997 includes the Company's 401(k) contributions on behalf of Dr. Hsia.

(6) Mr. Wilkinson became an officer of the Company effective July 14, 1997. He has been employed by the Company since June 24, 1996. Other compensation in 1999, 1998 and 1997 to Mr. Wilkinson includes the Company's 401(k) contributions on his behalf, and car allowances of $6,038, $5,500 and $6,000, respectively.

(7) Mr. Boxer has been employed by the Company since July 27, 1998. Other compensation in 1999 and 1998 paid to Mr. Boxer includes the imputed value of interest on an interest free loan taken by Mr. Boxer from the Company in the amount of $600,000 for the purpose of purchasing a home. Other compensation paid to Mr. Boxer in 1999 and 1998 also includes the Company's 401(k) contributions on his behalf, as well as a reimbursement in 1998 of $60,000 for relocation expenses in connection with his employment by the Company.

(8) Mr. Funsten has been employed by the Company since July 27, 1998. Salary reported in 1999 includes $3,846 cash in lieu of accrued vacation. Other compensation to Mr. Funsten for 1999 includes the Company's 401(k) contributions on his behalf.

EMPLOYMENT AGREEMENTS

     Effective June 30, 1999, the Company entered into employment agreements with each of the Named Executive Officers. These agreements replaced earlier employment agreements with certain of these individuals. The agreements provide that among other things, (i) employment shall be at will; (ii) Dr. Chao, Dr. Hsia, Mr. Wilkinson, Mr. Boxer, and Mr. Funsten ("Executives") shall receive an initial base salary of $600,000, $218,618, $300,000, $226,991, and $211,154,
respectively; (iii) the Executives shall be eligible to receive a bonus targeted at 25% (in the case of Mr. Wilkinson, 35%) of the Executive's then current salary; (iv) annual increases to the base salary and determination of bonuses are at the discretion of the Chief Executive Officer of the Company or the Compensation Committee of the Board, as appropriate; and (v) each Executive is eligible to receive stock option grants as determined by the Compensation Committee of the Board in accordance with the policies regarding stock option grants to executive employees generally (See "Report of the Compensation Committee on Executive Compensation").

     Each Executive's employment may be terminated at any time with or without cause, or by reason of death or disability, or executive may voluntarily resign at any time with or without good reason. In the event of termination of employment for reasons other than death, disability, cause or without good reason, and if such termination is not related to a change in control, the Company shall provide Executive with severance pay and benefits consisting of a lump sum severance payment, subject to standard withholdings or deductions, in an amount equal to the sum of: (a) two times twelve (12) months of Executive's then base salary; (b) two times Executive's bonus to be earned for the year in which the termination occurs or two times the bonus amount paid to Executive in the prior year, whichever is greater; plus (c) Executive's prorated bonus (based on Executive's target bonus amount) for the year in which the termination occurs. In addition, the Company will provide Executive with continued group health insurance benefits (medical, dental and vision) for Executive and Executive's eligible dependents for a period of up to eighteen (18) months under COBRA, and if Executive is not covered under the Company's group health insurance plan at the end of eighteen (18) months, the Company shall use its best efforts to provide Executive and Executive's eligible dependents with comparable health insurance coverage for an additional period of up to six (6) months, but the Company shall not be obligated to pay more than one hundred fifty percent (150%) of the cost of COBRA coverage for such comparable coverage ("Severance Benefits"). In the event of termination without cause following a change of control or resignation for good reason within thirteen (13) months following a change of control, Executive shall be entitled to receive Severance Benefits, and any unvested options held by Executive shall become one hundred percent (100%) vested and immediately exercisable as of the date of termination.

OPTIONS

     The following table sets forth certain information concerning individual grants of stock options made during the year ended December 31, 1999 to each Named Executive Officer of the Company who received such a grant under the Company's 1991 Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                                                                                      POTENTIAL REALIZABLE
                                             % OF TOTAL                                 VALUE AT ASSUMED
                                NUMBER OF     OPTIONS                                 ANNUAL RATES OF STOCK
                                  SHARES     GRANTED TO                                PRICE APPRECIATION
                                UNDERLYING   EMPLOYEES    EXERCISE OR                  FOR OPTION TERM(1)
                                 OPTIONS     IN FISCAL    BASE PRICE    EXPIRATION   -----------------------
             NAME                GRANTED        YEAR       PER SHARE       DATE          5%          10%
             ----               ----------   ----------   -----------   ----------   ----------   ----------
Allen Y. Chao, Ph.D. .........   100,000        5.75%       $35.88       8/31/09     $2,256,145   $5,717,541
David C. Hsia, Ph.D. .........    15,000        0.86%       $33.38       7/20/09     $  314,838   $  797,865
G. Frederick Wilkinson........    30,000        1.73%       $45.25       2/24/09     $  853,719   $2,163,501
                                 100,000        5.75%       $33.38       7/20/09     $2,098,923   $5,319,107
Michael E. Boxer..............    30,000        1.73%       $45.25       2/24/09     $  853,719   $2,163,501
                                  50,000        2.88%       $43.19       4/27/09     $1,358,011   $3,441,482
                                  15,000        0.86%       $33.38       7/20/09     $  314,838   $  797,866
Robert C. Funsten.............    25,000        1.44%       $45.25       2/24/09     $  711,432   $1,802,917
                                  15,000        0.86%       $33.38       7/20/09     $  314,838   $  797,865

---------------
(1) The assumed annual rates of stock price appreciation of 5% and 10% are set by SEC rules and are not intended as a forecast of possible future appreciation in stock prices.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth certain information with respect to each Named Executive Officer concerning the exercise of options during the fiscal year ended December 31, 1999, as well as unexercised options held as of the end of such fiscal year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                NUMBER OF                     VALUE OF
                                                          SECURITIES UNDERLYING              UNEXERCISED
                                SHARES                   UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                               ACQUIRED                     DECEMBER 31, 1999             DECEMBER 31, 1999
                                  ON        VALUE      ---------------------------   ---------------------------
            NAME               EXERCISE    REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----               --------   ----------   -----------   -------------   -----------   -------------
Allen Y. Chao, Ph.D..........        0    $        0     689,800        340,000      $5,164,861     $2,539,999
David C. Hsia, Ph.D..........   60,000    $1,878,750     171,000         69,000      $2,948,562     $  856,436
G. Frederick Wilkinson.......        0    $        0     110,002        249,998      $1,743,725     $1,907,210
Michael E. Boxer.............        0    $        0      20,000        175,000              --     $   36,562
Robert C. Funsten............        0    $        0      10,000         80,000              --     $   36,562

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     This Report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 ("Securities Act") or under the Exchange Act, except to the extent that the Company specifically incorporates the information contained herein by reference, and shall not otherwise be deemed filed under those Acts.

     The Compensation Committee of the Board of Directors is responsible for determining the compensation policies for the senior executive officers of the Company including Dr. Allen Chao, its Chief Executive Officer, and the actual compensation of Dr. Chao. It also administers the 1991 Plan and the 1995 Plan.

COMPENSATION PHILOSOPHY

     The Company does business in a highly competitive and dynamic industry. The Company's continued success in such an environment depends, in large part, on its ability to attract and retain talented senior executives. The Company must provide executives with long- and short-term incentives to maximize corporate performance, and reward successful efforts to do so. As a result, the Committee's compensation policies are designed to:

     1. Provide a competitive level of compensation to attract and retain talented management;

     2. Reward senior executives for corporate performance by linking a substantial portion of total compensation to the achievement of measurable performance objectives; and,

     3. Align the interests of senior executives with the stockholders in order to maximize stockholder value.

     The Committee's goal is to provide a competitive compensation package based on a review of publicly available information about the compensation paid to similarly situated executives of selected pharmaceutical companies (the "Peer Group"). The Committee believes that a substantial portion of compensation should be tied to the attainment of long- and short-term objectives.

     To achieve these compensation objectives, the Committee has developed a compensation philosophy for senior executive officers consisting of base salary, a contingent bonus arrangement tied to after-tax earnings or other goals and awards of stock options.

BASE COMPENSATION

     From time to time, the Committee conducts a review of the executive compensation paid by members of the Peer Group. The Committee reviews the salary data for the average and median levels of compensation. However, the Committee does not rely exclusively on statistical compilations. Certain members of the group reviewed are considered to be very similar to the Company in terms of market capitalization, length of time as a publicly held company, number of employees, and overall prospects for short- and long-term growth. The compensation paid by these Peer Group companies is given substantially more weight in setting base compensation. In prior years, the Committee has raised the compensation levels of its senior executives to competitive levels in relation to the other members of the Peer Group.

     Based on its compensation review and the Committee's compensation philosophy, and taking into account the Company's actual and projected revenues and income, the Committee has determined that Dr. Chao's 2000 base compensation should be increased to $750,000.

BONUS

     The Committee awarded no cash bonus to Dr. Chao in 2000 for the 1999 fiscal year. The Committee has granted to Dr. Chao a special grant of 100,000 option shares in recognition of his performance for the 1999 fiscal year. See "Stock Options" below.

     The Committee has decided that a formula should be used in determining the 2000 cash bonus for Dr. Chao. For 2000, Dr. Chao will receive a bonus of up to $400,000 to be determined based upon the Company satisfying certain established earnings per share goals for the 2000 fiscal year. The Committee also determined that Dr. Chao should be eligible for an additional 2000 bonus of up to $300,000 at the discretion of the Committee. Whether or not this discretionary bonus will be paid will be determined after the end of 2000, based on factors determined by the Committee.

STOCK OPTIONS

     The Committee believes that stock options provide a valuable tool for aligning the interests of management with stockholders and focusing management's attention on the long-term growth of the Company. The Committee expects to continue granting options.

     The Committee granted 100,000 option shares to Dr. Chao in 1999. The Committee has granted 200,000 option shares to Dr. Chao in 2000 of which 100,000 option shares were granted as a special grant in recognition of Dr. Chao's performance for the 1999 fiscal year.

POLICY ON DEDUCTIBILITY OF COMPENSATION

     The Internal Revenue Code provides a $1,000,000 deduction limit on compensation paid to the reporting executives of publicly held corporations. An exception to the limit applies to certain types of performance-based awards granted under plans approved by the Company's stockholders, which may include stock options. The Company's 1991 Plan has previously been amended to comply with the performance-based compensation requirements.

     The Committee's policy is to qualify bonus and option grants for the performance-based compensation exception to the $1,000,000 deduction limitation whenever possible.

CONCLUSION

     The Committee will continue to establish base compensation at levels that are competitive with selected members of the Peer Group. The Committee intends for performance compensation to constitute a substantial portion of overall compensation, and for compensation to be linked to the achievement of the Company's short- and long-term goals as established by the Company. The Committee intends to create incentives at the levels necessary to maintain above-average performance within the Company's industry.

                                          Michael Fedida
                                          Ronald R. Taylor
                                          Andrew L. Turner

                         STOCK PRICE PERFORMANCE GRAPH

     The following graph compares the percentage change in the cumulative total stockholder return on the Company's Common Stock during the period from December 30, 1994 through December 31, 1999, with the cumulative total return on the Standard & Poor's ("S&P") 500 Composite Index, and the Dow Jones Pharmaceutical Index over the same period. The following graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates the information contained therein by reference, and shall not otherwise be deemed filed under such Acts.

             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
                         WATSON PHARMACEUTICALS, INC.,
      THE S&P 500 COMPOSITE INDEX, AND THE DOW JONES PHARMACEUTICAL INDEX
[PERFORMANCE GRAPH]

                                                 WATSON PHARMACEUTICALS,                                DOW JONES PHARMACEUTICAL
                                                    INC. COMMON STOCK        S&P 500 COMPOSITE INDEX              INDEX
                                                 -----------------------     -----------------------    ------------------------
12/30/94                                                 100.00                      100.00                      100.00
12/29/95                                                 186.67                      138.05                      163.72
12/31/96                                                 171.19                      169.18                      205.70
12/31/97                                                 247.14                      225.82                      319.56
12/31/98                                                 480.00                      290.60                      475.22
12/31/99                                                 272.86                      349.84                      423.86

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company leases a portion of its facilities from a trust and other entities of which Drs. Chao, Hsia and certain family members are among the beneficiaries. The aggregate rent expense for 1999, 1998, and 1997 was $360,000, $345,000, and $330,000 respectively, and was allocated to cost of sales, research and development and selling, general and administrative expenses.

     During 1998, Mr. Boxer entered into an agreement to borrow $600,000 from the Company, interest free, for the purpose of purchasing a home. The loan was paid in full in July 1999.

     Theratech, Inc. (now know as Watson Laboratories, Inc. -- Utah), prior to its acquisition by the Company, loaned $162,106 to Charles D. Ebert, Ph.D., the Company's Senior Vice President, Proprietary Research and Development, pursuant to a promissory note bearing interest at the rate of 8.0 percent. The principal and interest on such note were repaid in full in May 1999.

     Mr. Feldman is a member of the law firm of D'Ancona & Pflaum LLC, which provides legal services to the Company.

              STOCKHOLDERS' PROPOSALS FOR THE 2001 ANNUAL MEETING

     Proposals of stockholders intended to be presented at the 2001 Annual Meeting of Stockholders under SEC Rule 14a-8 must be made in accordance with the Company's By-Laws, and must be received by the Secretary of the Company at the Company's principal executive offices for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting no later than December 1, 2000.

     Notice of stockholder matters intended to be submitted at the next annual meeting outside the processes of Rule 14a-8 will be considered untimely if not received by the Company by February 13, 2001.

                                 OTHER BUSINESS

     As of the date of this Proxy Statement, the Board of Directors knows of no other business that will be presented for consideration at the Meeting. If other proper matters are presented at the Meeting, however, it is the intention of the proxy holders named in the enclosed form of proxy to take such actions as shall be in accordance with their best judgment.

                                          By Order of the Board of Directors.

                                          /s/ Robert C. Funsten

                                          Robert C. Funsten
                                          Secretary

                          WATSON PHARMACEUTICALS, INC.

                               311 BONNIE CIRCLE
                            CORONA, CALIFORNIA 92880

             PROXY -- SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2000 ANNUAL MEETING OF STOCKHOLDERS -- MAY 9, 2000

     The undersigned hereby appoints Allen Y. Chao, Ph.D. and Michel J.
Feldman, or either of them, as proxies with full power of substitution, and authorizes them to represent and to vote on behalf of the undersigned all shares which the undersigned would be entitled to vote if personally present at the 2000 Annual Meeting of Stockholders of WATSON PHARMACEUTICALS, INC. to be held on May 9, 2000, and any adjournments or postponements thereof, with respect to the following.

     A majority of the proxies or substitutes present at the meeting, or if only one person shall be present then that one, may exercise all powers granted hereby.

                       (PLEASE SIGN ON THE REVERSE SIDE)

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS

                          WATSON PHARMACEUTICALS, INC.

                                  MAY 9, 2000


                Please Detach and Mail in the Envelope Provided.

      Please mark your
A [X] votes as in this
      examples.

                       VOTE FOR both
                     nominees (except
                    as indicated to the      VOTE WITHHELD       NOMINEES: Ronald R. Taylor
                      contrary below)     from both nominees               Andrew L. Turner
1. Election                [ ]                    [ ]
   of the following
   nominees as
   Directors:

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the following space:

______________________________________________________________

                                         FOR       AGAINST    ABSTAIN

2. Approval of the selection of          [ ]         [ ]        [ ]
   PricewaterhouseCoopers LLP as
   independent accountants for the
   2000 fiscal year.

THIS PROXY IF PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE STOCKHOLDER. THE COMPANY'S DIRECTORS RECOMMEND A VOTE FOR BOTH PROPOSALS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR AND WILL BE VOTED FOR APPROVAL OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS. IN ADDITION, THE PROXIES MAY VOTE IN THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY IN THE ENVELOPE PROVIDED.

Signature or Signature(s)_____________________________________ Date ____________

NOTE: Please date and sign above exactly as your name or names appear hereon. If more than one name appears, all should sign. Joint owners each sign personally. Corporate proxies should be signed in full corporate name by an authorized officer and attested. Persons signing in a fiduciary capacity should indicate their full title and authority.